Exhibit 99.1

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Priority Technology Holdings, Inc. Announces Second Quarter 2019 Financial Results

ALPHARETTA, GA - August 13, 2019 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”), a leading fintech enterprise with strong core payments technology, today announced its second quarter 2019 financial results.

Highlights

Highlights of the second quarter 2019 financial results as compared with the second quarter of 2018 include:

•
Consolidated revenue of $107.4 million increased 2.5%. Adjusted consolidated revenue (1), a non- GAAP measure which excludes the impact of subscription-billing e-commerce merchants, of $105.8 million increased 17.0%.

•	Total merchant bankcard processing dollar value grew 10.9% to $11.0 billion from $9.9 billion.

•
Gross profit of $30.1 million increased $5.6 million, and gross profit margin increased 470 basis points from 23.4% to 28.1%. The Company’s non-GAAP gross profit metric (1) represents consolidated revenue less costs of merchant card fees and other costs of services.

•
Consolidated adjusted EBITDA of $14.9 million increased $4.3 million. The Company’s non- GAAP Consolidated adjusted EBITDA measure is earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted for non-cash compensation and certain other expenses considered non-recurring. Consolidated adjusted EBITDA (1) of $14.3 million, excluding the impact of subscription-billing e-commerce merchants, increased $7.8 million.

•	The Company repurchased 451,224 shares of its common stock in off-market transactions for a total amount of $2.4 million, an average of $5.29 per share.

(1) See “Reconciliations of Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

"Our second quarter results reflected broad-based demand for Priority’s full suite of electronic payment solutions. Underlying growth in the Consumer Payments segment was fueled by strong growth in merchant bankcard volume, and we delivered steady improvement in Commercial Payments. Our Integrated Partners business group performed well in all industry verticals, including Healthcare, Hospitality and Real Estate, which has been supported by the successful business integration of the YapStone rent, dues, and storage payment assets. In addition, we are pleased that the re-boarding trend of subscription-billing e-commerce merchants is accelerating as part of our specialized merchant acquiring initiatives. We expect this portion of the business to become a year-over-year tailwind by the end of 2019,” said Tom Priore, Executive Chairman and CEO of Priority.

Discussion of Second Quarter Results
The comparative revenue and gross profit for the second quarter was negatively affected by the wind-down of high-margin accounts with certain subscription-billing e-commerce merchants. The wind-down of merchants in this channel was due to industry-wide changes for enhanced card association compliance. This revenue, which is included entirely within the Consumer Payments reportable segment, was $1.7 million and $14.4 million in the second quarters of 2019 and 2018, respectively. The corresponding gross profit and income from operations associated with this revenue was $0.7 million and $4.2 million in the second quarters of 2019 and 2018, respectively. References to adjusted revenue and adjusted income from operations exclude these amounts from the comparable results.
Income from operations included certain operating expenses that the Company considers non-recurring in nature (“non-recurring expenses”). In the second quarter of 2019, non-recurring expenses were associated with allocation of purchase price to temporary free transition services from YapStone, Inc. related to the integration of the March 2019 asset acquisition, and certain litigation and advisory costs. In the second quarter of 2018, non-recurring expenses such as legal, accounting, advisory and consulting, were largely associated with conversion to a public company, and certain litigation costs. These operating expenses were $1.6 million and $3.4 million in the second quarters of 2019 and 2018, respectively. References to adjusted income from operations exclude these amounts from the comparable results.

Revenue:

Consolidated
Consolidated revenue in the second quarter of 2019 amounted to $107.4 million, an increase of $2.7 million, or 2.5% compared with the 2018 second quarter. Revenue growth rate was significantly restrained by the previously discussed wind-down of the subscription-billing e-commerce merchants. Consolidated adjusted revenue of $105.8 million increased $15.4 million, or 17.0%.
Total merchant bankcard volume processed in the second quarter of 2019 of $11.0 billion grew by 10.9%, as compared with $9.9 billion in the second quarter of 2018. Merchant bankcard transactions of 130.5 million in the second quarter of 2019 grew by 8.7%, as compared with 120.1 million in the second quarter of 2018. Average ticket (calculated by dividing bankcard volume processed by the associated number of transactions processed) of $83.92 grew 1.9% in the second quarter of 2019, as compared with $82.32 in the second quarter of 2018.

Consumer Payments Reportable Segment
Consumer Payments revenue in the second quarter of 2019 was $92.2 million, a decline of $5.5 million compared with the 2018 second quarter. Revenue from the subscription-billing e-commerce merchants declined $12.7 million. Consumer Payments adjusted revenue of $90.6 million increased $7.2 million, or 8.7%.
Merchant bankcard volume processed in the second quarter of 2019 of $10.8 billion grew by 9.7%, as compared with $9.8 billion in the second quarter of 2018. Merchant bankcard transactions of 130.1 million in the second quarter of 2019 grew by 8.4%, as compared with 120.0 million in the second quarter of 2018. Average ticket of $82.79 grew 1.2% in the second quarter of 2019, as compared with $81.82 in the second quarter of 2018.

Commercial Payments Reportable Segment
Commercial Payments revenue in the second quarter of 2019 amounted to $7.1 million, a 3.1% increase over $6.9 million in the 2018 second quarter. Revenue from CPX accounts payable automated solutions of $1.8 million in the second quarter of 2019 increased 58.5% compared with the 2018 second quarter. Revenue from curated managed services programs of $5.3 million in the second quarter of 2019 declined by $0.5 million compared with the 2018 second quarter. The managed services decline was largely driven by lower incentive revenue in the second quarter of 2019.

Integrated Partners Reportable Segment
Integrated Partners revenue in the second quarter of 2019 amounted to $8.1 million compared with $0.1 million in the second quarter of 2018. Priority Real Estate Technology (“PRET”) comprised $7.6 million of this reportable segment’s revenue in the second quarter of 2019. PRET is comprised of the assets acquired from YapStone, Inc. in March 2019 and the net assets acquired from RadPad Holdings, Inc. in July 2018. These acquisitions formed our real estate services business which provides a single platform for rent, dues and storage that meets the needs of all landlord constituents, spanning from integrated enterprise property managers to middle market partners and small/local landlords. Revenue from Priority PayRight Health Solutions and Priority Hospitality Technology, which commenced operations in April 2018 and February 2019, respectively, comprised the remainder of this reportable segment’s revenue.

Income from Operations:

Consolidated
Consolidated income from operations in the second quarter of 2019 was $2.4 million, compared with $3.2 million in the second quarter of 2018. Gross profit of $30.1 million increased $5.6 million. Depreciation and amortization of $9.8 million increased $5.7 million, and other operating expenses of $17.9 million increased $0.7 million. Other operating expenses included non-cash equity-based compensation of $1.0 million, an increase of $0.4 million, and included non-recurring operating expenses of $1.6 million, a decrease of $1.9 million. Consolidated adjusted income from operations of $3.4 million increased $0.9 million, or 37.2%.

Consumer Payments Reportable Segment
Consumer Payments income from operations in the second quarter of 2019 was $7.4 million, compared with $10.3 million in the second quarter of 2018. Gross profit of $23.4 million increased $1.9 million. Depreciation and amortization of $8.1 million increased $4.5 million, and other operating expenses of $8.0 million increased $0.4 million. Higher depreciation and amortization are related to acquisitions of affiliate assets and Direct Connect subsequent to the second quarter of 2018. Consumer Payments adjusted income from operations increased $0.6 million, or 9.0%.

Commercial Payments Reportable Segment
Commercial Payments loss from operations in the second quarter of 2019 was $0.3 million, compared with $0.4 million in the second quarter of 2018. Gross profit of $3.1 million increased $0.2 million. Operating expenses of $3.4 million, including depreciation and amortization, increased $0.1 million.

Integrated Partners Reportable Segment
Integrated Partners income from operations in the second quarter of 2019 was $0.6 million, compared with a loss from operations of $0.2 million in the second quarter of 2018. Gross profit of $3.6 million increased $3.6 million. Depreciation and amortization of $1.1 million increased $1.1 million, and other operating expenses of $2.0 million increased $1.7 million. Depreciation and amortization are related to assets acquired in forming these business operations. Other operating expenses include $0.7 million of purchase price allocated to temporary free transition services from YapStone, Inc. related to integration of the March 2019 asset acquisition. Integrated Partners adjusted income from operations in the second quarter of 2019, excluding these non-recurring transition services, was $1.3 million.

Corporate
Corporate expense in the second quarter of 2019 amounted to $5.2 million, compared with $6.6 million in the second quarter of 2018. Non-recurring operating expenses were $0.8 million in the second quarter of 2019 and $3.4 million in the second quarter 2018. Excluding non-recurring operating expenses, Corporate expense increased $1.3 million due largely to the establishment of a public-company corporate office.

Interest Expense:
Interest expense of $10.8 million in the second quarter of 2019 increased by $3.1 million from $7.6 million in the 2018 second quarter. The increase is due to higher outstanding borrowings driven by debt financing of acquisitions subsequent to the second quarter of 2018.

Other Income (Expenses), Net:
Other income, net of $0.1 million in the second quarter of 2019, compares with other expense, net of $1.2 million in the second quarter of 2018. The 2018 second quarter includes $0.8 million equity investment loss and $0.6 million of non-recurring expense primarily related to debt modification costs.

Income Tax Expense:

The provision for income taxes of $4.2 million for the six months ended June 30, 2019 is primarily driven by the impact of recognizing a valuation allowance on the deferred tax asset related to Internal Revenue Code Section 163(j) limitation on the deduction of business interest.  Section 163(j) limits the business interest deduction to 30% of adjusted taxable income (ATI). For taxable years through 2021, the calculation of ATI closely aligns with earnings before interest, taxes, depreciation and amortization (EBITDA). Commencing in 2022, the ATI limitation more closely aligns with earnings before interest and taxes (EBIT), without adjusting for depreciation and amortization.  Any business interest in excess of the annual limitation is carried forward indefinitely.

With respect to recording a deferred tax benefit for the carryforward of business interest, GAAP applies a "more likely than not" threshold for assessing recoverability.  Based on our assessment, we recorded a valuation allowance in the second quarter of 2019 of $7.9 million for our business interest carryover comprised of (i) a discrete provision of $2.7 million associated with our 2018 business interest deferred tax asset and (ii) a provision of $5.2 million associated with our 2019 excess business interest, which is reflected in the 2019 effective tax rate.

Acquisition / Partnership Updates

Priore added, "Our acquisition strategy remains focused on identifying markets that complement our existing portfolio and are experiencing consumer preference from check to electronic payment, such as real estate, healthcare and consumer finance to name a few. We will continue to make accretive tuck-in purchases within existing and new acquiring channels designed to improve earnings and lock in long-term revenue, while diversifying our platform within defensively positioned integrated verticals."

Liquidity
Working capital (defined as current assets less current liabilities) was $2.5 million at June 30, 2019, compared with $21.1 million at December 31, 2018. Unrestricted cash amounted to $5.5 million at June 30, 2019, compared with $15.6 million at December 31, 2018. The use of short-term borrowings under a revolving credit facility and cash in connection with investing activities and repurchases of common stock during the six months ended June 30, 2019 drove the reduction in unrestricted cash balance and working capital. The Company currently has availability of $11.0 million under a revolving credit facility.

Debt
As of June 30, 2019, total term debt amounted to $483.3 million, reflecting a drawdown on our syndicated debt facility for YapStone and other tuck-in acquisitions, compared to $412.7 million at December 31, 2018. The debt balance consisted of outstanding term debt of $390.8 million under the Senior Credit Facility and $92.5 million in term debt under the subordinated Goldman Sachs Credit Agreement (including accrued payment-in-kind (“PIK”) interest through June 30, 2019).

2019 Outlook
Priore concluded, “We remain confident in our ability to deliver full year revenue growth in 2019, despite a previously forecasted $50 million year over year revenue decline from the subscription e-commerce business, and continue to target Earnout Adjusted EBITDA (a non-GAAP measure) of approximately $75 million for the full year 2019. We’re forecasting an acceleration of revenue growth and EBITDA in the second half of 2019. Our specialized merchant acquiring program is expected to accelerate growth in Consumer Payments as we add more direct high margin merchants, and we anticipate the boarding of volume under existing customer contracts in Commercial Payments and Integrated Partners.”

Conference Call
Priority Technology Holdings, Inc.’s leadership will host a conference call on Wednesday, August 14,
2019 at 8:30 a.m. ET to discuss its second quarter 2019 financial results. Participants can access the call by Phone: US/Canada: (877) 501-3161 or International: (786) 815-8443.
Internet webcast link and accompanying slide presentation can be accessed at https://edge.media-server.com/mmc/p/yvfw8i35 and will also be posted in the “Investor Relations” section of the Company’s website at www.PRTH.com.
An audio replay of the call will be available shortly after the conference call until August 17, 2019 at 11:30 am Eastern Time. To listen to the audio replay, dial (855) 859-2056 or (404) 537-3406 and enter conference ID number 5666519. Alternatively, you may access the webcast replay in the “Investor Relations” section of the Company’s website at www.PRTH.com.

Non-GAAP Financial Measures
We regularly review the following key non-GAAP measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions. We believe these non-GAAP measures help illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals. However, these non-GAAP measures are not superior to or a substitute for prominent measurements calculated in accordance with GAAP. Rather, the non-GAAP measures are meant to be a complement to understanding measures prepared in accordance with GAAP.

Adjusted Revenue
Revenue for the quarter ended June 30, 2019 has been negatively affected by the closure of high-margin accounts with certain subscription-billing e-commerce merchants. The closure of merchants in this channel was due to industry-wide changes for enhanced card association compliance. We refer to adjusted revenue, which excludes these revenue amounts from the periods presented. We review this non-GAAP measure to evaluate our underlying revenue and trends.

Gross Profit and Adjusted Gross Profit
The Company’s non-GAAP gross profit metric represents revenue less costs of merchant card fees and other costs of services. Gross profit margin is gross profit divided by revenue. We review these non-GAAP measures to evaluate our underlying profit trends.

Adjusted Income from Operations
Income from operations for the quarter ended June 30, 2019 has also been negatively affected by the closure of the high-margin accounts with certain subscription-billing e-commerce merchants, as well as the incurrence of non-recurring operating expenses largely associated with our July 2018 Business Combination and conversion to a public company, such as legal, accounting, advisory and consulting expenses plus certain litigation costs. We refer to adjusted income from operations, which excludes this income from operations and non-recurring operating expenses for the periods presented. We review this non-GAAP measure to evaluate our underlying profitability performance and trends.

EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA

EBITDA is earnings before interest, income tax, depreciation and amortization expenses (“EBITDA”). Adjusted EBITDA begins with EBITDA but further excludes certain non-cash expenses such as equity-based compensation and fair value adjustments, debt modification costs and non-recurring expenses such as Business Combination costs, litigation settlement costs, certain legal services costs, and professional, accounting and consulting fees. The calculation of Earnout Adjusted EBITDA includes adjustments for the pro-forma impact of acquisitions, as well as adjustments to exclude other professional and consulting fees and certain tax expenses and other adjustments. We review these non-GAAP EBITDA measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions.
The reconciliations of Adjusted Revenue, Gross Profit, Adjusted Gross Profit, Adjusted Income from Operations, Adjusted Consumer Payments Revenue, Adjusted Consumer Payments Income from Operations, EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the attached schedules to this press release.
Priority does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

About Priority Technology Holdings, Inc.
Priority is a fintech enterprise with a leading core payments technology, offering unique product and service capabilities to its merchant network and distribution partners. Priority’s enterprise operates from a purpose- built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “projects,” “targeting,” “potential” or “contingent,” the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.
We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings, including our most recent Annual Report on Form 10-K for 2018 filed with the SEC on March 29, 2019. These filings are available online at www.sec.gov or www.PRTH.com.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per share amounts)	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE:
Merchant card fees	$99,145	$96,736	$190,974	$204,746
Outsourced services and other	8,280	8,026	16,428	15,612
Total revenue	107,425	104,762	207,402	220,358

OPERATING EXPENSES:
Costs of merchant card fees	72,609	75,587	140,480	158,400
Costs of outsourced services and other	4,677	4,667	9,243	9,043
Salary and employee benefits	10,356	9,442	21,255	18,414
Depreciation and amortization	9,761	4,013	18,686	7,780
Selling, general and administrative	7,586	7,848	14,336	15,638
Total operating expenses	104,989	101,557	204,000	209,275

Income from operations	2,436	3,205	3,402	11,083

OTHER INCOME (EXPENSES):
Interest expense	(10,776)	(7,630)	(20,139)	(14,559)
Other, net	138	(1,203)	365	(5,329)
Total other expenses, net	(10,638)	(8,833)	(19,774)	(19,888)

Loss before income taxes	(8,202)	(5,628)	(16,372)	(8,805)

Income tax expense	5,928	—	4,204	—

Net loss	$(14,130)	$(5,628)	$(20,576)	$(8,805)

Loss per common share:
Basic and diluted	$(0.21)	$(0.10)	$(0.31)	$(0.15)

PRO FORMA (C-corporation basis):
Pro forma income tax benefit		$(778)		$(1,443)
Pro forma net loss		$(4,850)		$(7,362)

Pro forma loss per common share:
Basic and diluted		$(0.09)		$(0.13)

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Balance Sheets
Unaudited

(in thousands)	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash	$5,519	$15,631
Restricted cash	21,693	18,200
Accounts receivable, net of allowance for doubtful accounts	49,564	45,651
Prepaid expenses and other current assets	3,700	3,642
Current portion of notes receivable	1,115	979
Settlement assets	1,291	1,042
Total current assets	82,882	85,145

Notes receivable, less current portion	3,812	852
Property, equipment, and software, net	21,032	17,482
Goodwill	109,515	109,515
Intangible assets, net	195,884	124,637
Deferred income taxes, net	45,470	49,692
Other non-current assets	1,719	1,295
Total assets	$460,314	$388,618

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$23,509	$27,638
Accrued residual commissions	18,675	18,715
Customer deposits and advance payments	3,625	3,282
Borrowings outstanding on revolving credit facility	14,000	—
Current portion of long-term debt	4,007	3,293
Settlement obligations	16,565	11,132
Total current liabilities	80,381	64,060

Long-term debt, net of current portion, discounts and debt issuance costs	472,503	402,095
Other non-current liabilities	8,030	7,936
Total long-term liabilities	480,533	410,031

Total liabilities	560,914	474,091

Stockholders' deficit:
Common stock	67	67
Additional paid-in capital	2,183	—
Treasury stock, at cost	(2,388)	—
Accumulated deficit	(106,116)	(85,540)
Total Priority Technology Holdings, Inc. stockholders' deficit	(106,254)	(85,473)
Non-controlling interest in a subsidiary	5,654	—
Total stockholders' deficit	(100,600)	(85,473)

Total liabilities and stockholders' deficit	$460,314	$388,618

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
Unaudited

(in thousands)	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(20,576)	$(8,805)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of assets	18,686	7,780
Equity-based compensation	2,183	795
Amortization of debt issuance costs and discounts	819	655
Equity in loss and impairment of unconsolidated entities	12	853
Provision for deferred income tax	4,222	—
Change in fair value of warrant liability	—	3,530
Loss on debt extinguishment	—	541
Payment-in-kind interest	2,479	2,407
Other non-cash	(174)	(1)
Change in operating assets and liabilities, net of business combination:
Accounts receivable	(3,913)	7,287
Settlement assets and obligations, net	5,184	2,583
Prepaid expenses and other current assets	(194)	(361)
Notes receivable	(150)	418
Accounts payable and other accrued liabilities	(4,909)	(69)
Customer deposits and advance payments	343	(1,557)
Other assets and liabilities	(292)	(1,136)
Net cash provided by operating activities	3,720	14,920

Cash flows from investing activities:
Payments for business acquisitions	(184)	(312)
Additions to property, equipment and software	(5,352)	(5,721)
Acquisitions of merchant portfolios and assets	(81,240)	(8,225)
Note receivable loan funding	(3,000)	—
Net cash used in investing activities	(89,776)	(14,258)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of issue discount	69,650	67,113
Repayment of long-term debt	(1,825)	(1,341)
Debt issuance costs	—	(322)
Borrowings under revolving credit facility	14,000	—
Distributions to members prior to July 25, 2018 recapitalization	—	(6,337)
Redemptions of membership interests prior to July 25, 2018 recapitalization	—	(74,093)
Repurchases of common stock	(2,388)	—
Net cash provided by (used in) financing activities	79,437	(14,980)

Net change in cash and restricted cash:
Net change in cash and restricted cash	(6,619)	(14,318)
Cash and restricted cash at beginning of year	33,831	44,159
Cash and restricted cash at June 30	$27,212	$29,841

Supplemental cash flow information:
Cash paid for interest, net of payment-in-kind interest	$16,595	$11,926

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reportable Segments' Results
Unaudited

(in thousands)	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Consumer Payments:
Revenue	$92,249	$97,732	$182,071	$206,713
Operating expenses	84,886	87,386	166,989	181,152
Income from operations	$7,363	$10,346	$15,082	$25,561
Operating margin	8.0%	10.6%	8.3%	12.4%
Depreciation and amortization	$8,105	$3,646	$15,913	$7,082

Key indicators:
Merchant bankcard processing dollar value	$10,774,149	$9,820,496	$20,984,904	$18,904,723
Merchant bankcard transaction volume	130,146	120,020	251,030	230,425

Commercial Payments:
Revenue	$7,099	$6,883	$14,075	$13,498
Operating expenses	7,381	7,260	14,808	14,202
Loss from operations	$(282)	$(377)	$(733)	$(704)
Operating margin	(4.0)%	(5.5)%	(5.2)%	(5.2)%
Depreciation and amortization	$81	$144	$179	$284

Key indicators:
Merchant bankcard processing dollar value	$74,528	$61,867	$144,426	$117,403
Merchant bankcard transaction volume	29	30	58	56

Integrated Partners:
Revenue	$8,077	$147	$11,256	$147
Operating expenses	7,505	349	10,917	349
Income (loss) from operations	$572	$(202)	$339	$(202)
Operating margin	7.1%	(137.4)%	3.0%	(137.4)%
Depreciation and amortization	$1,096	$—	$1,787	$—

Key indicators:
Merchant bankcard processing dollar value	$106,162	$—	$140,147	$—
Merchant bankcard transaction volume	363	—	492	—

Income from operations of segments	$7,653	$9,767	$14,688	$24,655
Less: Corporate expenses	(5,217)	(6,562)	(11,286)	(13,572)
Consolidated income from operations	$2,436	$3,205	$3,402	$11,083
Corporate depreciation and amortization	$479	$223	$807	$414

Key indicators:
Merchant bankcard processing dollar value	$10,954,839	$9,882,363	$21,269,477	$19,022,126
Merchant bankcard transaction volume	130,538	120,050	251,580	230,481

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP Financial Measures
Unaudited

The non-GAAP reconciliations of Adjusted Consolidated Revenue, Consolidated Gross Profit and Gross Profit Margin, Adjusted Consolidated Gross Profit and Gross Profit Margin, Adjusted Consolidated Income from Operations, Adjusted Consumer Payments Revenue, and Adjusted Consumer Payments Income from Operations to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the following tables:

(in thousands)	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Consolidated revenue (GAAP)	$107,425	$104,762	$207,402	$220,358
Less: revenue from certain e-commerce merchants	(1,669)	(14,375)	(5,575)	(46,039)
Adjusted consolidated revenue (non-GAAP)	$105,756	$90,387	$201,827	$174,319

Consolidated costs of services
Consolidated costs of merchant card fees	$72,609	$75,587	$140,480	$158,400
Consolidated costs of outsourced services and other	4,677	4,667	9,243	9,043
	$77,286	$80,254	$149,723	$167,443

Consolidated gross profit (non-GAAP)	$30,139	$24,508	$57,679	$52,915
Less: gross profit of certain e-commerce merchants	(661)	(4,196)	(2,283)	(14,231)
Adjusted consolidated gross profit (non-GAAP)	$29,478	$20,312	$55,396	$38,684

Consolidated gross profit margin (non-GAAP)	28.1%	23.4%	27.8%	24.0%
Adjusted consolidated gross profit margin (non-GAAP)	27.9%	22.5%	27.4%	22.2%

Consolidated income from operations (GAAP)	$2,436	$3,205	$3,402	$11,083
Less: revenue from certain e-commerce merchants	(1,669)	(14,375)	(5,575)	(46,039)
Add: operating expenses of certain e-commerce merchants	1,008	10,179	3,292	31,808
Add: non-recurring operating expenses	1,576	3,433	2,761	6,763
Adjusted consolidated income from operations (non-GAAP)	$3,351	$2,442	$3,880	$3,615

Consumer Payments revenue (GAAP)	$92,249	$97,732	$182,071	$206,713
Less: revenue from certain e-commerce merchants	(1,669)	(14,375)	(5,575)	(46,039)
Adjusted Consumer Payments revenue (non-GAAP)	$90,580	$83,357	$176,496	$160,674

Consumer Payments income from operations (GAAP)	$7,363	$10,346	$15,082	$25,561
Less: revenue from certain e-commerce merchants	(1,669)	(14,375)	(5,575)	(46,039)
Add: operating expenses of certain e-commerce merchants	1,008	10,179	3,292	31,808
Adjusted Consumer Payments income from operations (non-GAAP)	$6,702	$6,150	$12,799	$11,330

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP EBITDA Measures
Unaudited

The non-GAAP reconciliations of Consolidated EBITDA, Consolidated Adjusted EBITDA, Consolidated Earnout Adjusted EBITDA, and Consolidated Adjusted EBITDA excluding certain subscription-billing e-commerce merchants to consolidated net loss, the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the tables below:

(in thousands)	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Consolidated net loss (GAAP)	$(14,130)	$(5,628)	$(20,576)	$(8,805)
Add: Interest expense (1)	10,776	7,630	20,139	14,559
Add: Depreciation and amortization	9,761	4,013	18,686	7,780
Add: Income tax expense	5,928	—	4,204	—
Consolidated EBITDA (non-GAAP)	12,335	6,015	22,453	13,534
Further adjusted by:
Add: Non-cash equity-based compensation	1,023	607	2,183	795
Add: Debt modification/extinguishment costs and warrant fair value changes	—	590	—	4,853
Add: Certain legal expenses (2)	371	2,006	885	3,182
Add: Professional, accounting and consulting fees (3)	459	1,427	1,130	3,581
Add: Transition services for acquisition (4)	747	—	747	—
Consolidated Adjusted EBITDA (non-GAAP)	14,935	10,645	27,398	25,945
Further adjusted by:
Add: Pro-forma impact of acquisitions (5)	45	2,014	3,175	4,353
Add: Other professional and consulting fees	357	225	752	624
Add: Contracted revenue and savings	—	302	—	698
Add: Other tax expenses and other adjustments	5	1,026	(164)	1,229
Consolidated Earnout Adjusted EBITDA (non-GAAP) (6)	$15,342	$14,212	$31,161	$32,849

Consolidated Adjusted EBITDA (non-GAAP)	$14,935	$10,645	$27,398	$25,945
Less: Gross profit from certain e-commerce merchants	(661)	(4,196)	(2,283)	(14,231)
Consolidated Adjusted EBITDA excluding certain subscription-billing e-commerce merchants (non-GAAP)	$14,274	$6,449	$25,115	$11,714

(1) Interest expense includes amortization of debt issuance costs and issue discounts.

(2) Legal expenses related to business and asset acquisition activity and settlement negotiation and other litigation expenses, as well as legal settlements.

(3) Primarily transaction-related, capital markets and accounting advisory services.

(4) Temporary transition services from YapStone related to integration of the March 2019 asset acquisition.

(5) Each reporting period's year-to-date amounts are updated to reflect the pro forma impact of acquisitions as though they had taken place on January 1 of the year in which the acquisition occurred.

(6) Reflects definition in debt agreements entered into in connection with the January 2017 debt financing. Subsequent to the Business Combination, the Earnout Adjusted EBITDA of the Borrowers under the credit agreements excludes expenses of the Company's parent entity, which is neither a borrower nor a guarantor under the credit agreements. Earnout Adjusted EBITDA of the Borrowers was approximately $18.9 million and $38.4 million for the quarter and six months ended June 30, 2019, respectively.